     Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No 333-164646 on Form S-4, No. 333-162511 on Form S-3 and No. 333-140349 on Form S-8 of our reports dated February 28, 2011, relating to the financial statements and financial statement schedule of Altra Holdings, Inc., and the effectiveness of Altra Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Altra Holdings, Inc., for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 28, 2011